Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	June 1, 2004 through June 30, 2004
Payment Date	July 26, 2004

Aggregate Amount Collected for the Collection Period
Interest	$1,468,385.71
Principal Collections	$23,655,265.59
Substitution Amounts	$—
Funds from Yield Maintenance Agreement	$—
Additional Draws	$10,689,450.91

Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:				Factor per 1000
(i) Enhancer Premium			$47,860.54
(ii) A-1 Noteholder’s Interest			$589,666.40	1.1793327953
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$—
(v) Excess Spread (during AP)			$830,858.77
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$13,796,673.45	13.7966735
(viii) Enhancer for Prior Draws			$—		Aggregate to Date
(ix) Liquidation Loss Amount			$—		$—
(x) Enhancer			$—
(xi) Interest Shortfalls			$—		$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$—
Balances				Factor
Beginning A-1 Note Balance			$441,789,600.73	0.8835792015
Ending A-1 Note Balance			$427,992,927.28	0.8559858546
Change			$13,796,673.45	0.0275933469
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
Change			$—
Beginning Pool Balance			$444,304,752.14	0.8885970364
Ending Pool Balance			$431,338,937.46	0.8626657709
Change			$12,965,814.68	0.0259312655
Beginning Principal Balance			$444,304,752.14	0.8885970364
Ending Principal Balance			$431,338,937.46	0.8626657709
Change			$12,965,814.68	0.0259312655
Beginning Certificate Balance			$—
Additional Balance Increase (Draws minus Payments)			$—
Ending Certificate Balance			$—
Beginning Subsequent Transfers			$—
Current Period Transfers			$—
Aggregate Subsequent Transfers			$—
Beginning Funding Account Balance			$—	—
Deposit To (Withdrawal From) Account			$—	—
Ending Funding Account Balance			$—	—
Current Period Liquidation Loss Amount			$—	—
Aggregate Liquidation Loss Amount			$1,717.32	0.0000034346
Current Net Excess Spread Percentage			0.1881%
2 Month Average Net Excess Spread Percentage			0.1716%
3 Month Average Net Excess Spread Percentage			0.1700%
Delinquencies	#	$
Two statement cycle dates:	4		$506,896.93
Three statement cycle dates:	1		$28,422.70
Four statement cycle dates:	—		$—
Five statement cycle dates:	1		$28,664.27
Six statement cycle dates:	—		$—
Seven + statement cycle dates:	1		$14,489.63
Foreclosures (included in aging above)	1		$28,664.27
REO	—		$—
Liquidation Loss Amount	—		$—

Wachovia Bank, National Bank
as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.42%	$740,776.69
Overcollateralization Target	$5,043,153.90	$749,972.55
Beginning Overcollateralization	$2,515,151.41	$818,686.31
Overcollateralization Amount	$3,346,010.18
Funding Account Ending Balance	$—	Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	48.135%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	29.911%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	25.341%	LIBOR	1.3000%
WAM	210.39	Net Note Rate	1.5500%
AGE	26.10
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(1,653,512.69)	Total Collected	$(23,655,265.59)
Yield Maintenance Amount	$—	A-1 Principal	$13,796,673.45
Servicing Fee	$185,126.98	Add'l Balance Increase	$—
Enhancer Premium	$47,860.54	Net Draws	$10,689,450.91
Additional Balance Interest	$—	Funding Account	$—
A-1 Interest	$589,666.40	Excess as principal	$(830,858.77)
Excess Interest	$830,858.77	Net	$(0.00)
Net	$—